GameStop Increases Annual Cash Dividend

GRAPEVINE, Texas, (March 3, 2015) - GameStop Corp. (NYSE: GME), a family of specialty retail brands that makes the most popular technologies affordable and simple, today announced that its Board of Directors approved a 9% increase of its regular annual cash dividend from $1.32 to $1.44 per share. The regular quarterly dividend of $0.36 per share will be payable on March 24, 2015 to all shareholders of record as of March 17, 2015.

Rob Lloyd, chief financial officer, said, “We remain committed to creating long-term shareholder value through a disciplined capital allocation program. Since January 2010, GameStop’s stock repurchases and dividend payments have totaled $2.1 billion.”

About GameStop
GameStop Corp. (NYSE: GME), a Fortune 500 and S&P 500 company headquartered in Grapevine, Texas, is a global, multichannel video game, consumer electronics and wireless services retailer. GameStop operates more than 6,600 stores across 14 countries. The company’s consumer product network also includes www.gamestop.com; www.Kongregate.com, a leading browser-based game site; and Game Informer® magazine, the world’s leading print and digital video game publication. In addition, our Technology Brands segment includes our Simply Mac, Spring Mobile and Cricket stores. Simply Mac, www.simplymac.com, operates 60 stores, selling the full line of Apple products, including laptops, tablets, and smartphones and offering Apple certified warranty and repair services. Spring Mobile, http://springmobile.com, sells post-paid AT&T services and wireless products through its 358 AT&T branded stores. Cricket Wireless, www.cricketwireless.com, offers pre-paid wireless services, devices and related accessories. We operate 63 Cricket stores in select markets throughout the United States.

General information about GameStop Corp. can be obtained at the company's corporate website. Follow GameStop on Twitter @ www.twitter.com/GameStop and find GameStop on Facebook @ www.facebook.com/GameStop.

Contact:
Matt Hodges
VP, Public & Investor Relations
GameStop Corp.
817-424-2000
MattHodges@GameStop.com